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                                                                   EXHIBIT 10.38

  Compensation of Directors of Integra LifeSciences Holdings Corporation

Effective as of January 28, 2005, the annual compensation payable to non-employee directors of Integra LifeSciences Holdings Corporation (the "Company") is as set forth below.

Directors will receive a grant of 7,500 options each year, with the chairman receiving 10,000 options. Directors will also receive an annual retainer of $40,000, payable in one of four ways, at their election: (1) in cash, (2) one half in cash and one half in restricted stock, (3) in restricted stock, or (4) in the form of options (the number of options determined by valuing the options at 25% of the fair market value of the Company's common stock underlying the option), with a maximum of 5,000 options.

Cash payments will be paid in arrears on a quarterly basis. Options and restricted stock will be granted on the date of the annual meeting of stockholders at which directors are elected.

Options and restricted stock will fully vest six months after the grant date. The exercise price of options granted will be the fair market of the Company's common stock on the grant date, and restricted stock will be valued based on the fair market value of the Company's common stock on the date of the grant.

The Company will pay reasonable travel and out-of-pocket expenses incurred by non-employee directors in connection with attendance at meetings to transact business of the Company or attendance at meetings of the Board of Directors or any committee thereof.

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